Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     On March 1, 2007, Omniture, Inc. (“Omniture” or the “Company”) acquired all of the outstanding voting stock of Touch Clarity Limited (“Touch Clarity”), a provider of enterprise on-demand automated behavioral targeting solutions, based in London, England (the “Acquisition”).
     The aggregate preliminary purchase price was approximately $58,979,000, which consisted of (1) initial cash consideration of $16,000,000 paid upon the closing of the Acquisition, (2) the fair value of substituted options, (3) acquisition-related costs, (4) additional deferred consideration of $33,579,000, which is to be paid no later than November 30, 2007 in the Company’s common stock, cash, or a combination of stock and cash, at the Company’s discretion, and (5) a license payment to NetRatings, Inc. (“NetRatings”) of approximately $453,000 made in April 2007 related to the Touch Clarity acquisition, in accordance with the terms of the settlement and patent license agreement entered into with NetRatings in February 2006. If the Company elects to issue common stock as part of the deferred compensation, the number of the Company's shares to be issued will be determined based on a 5% discount to the Company’s share price at the time of issuance (based on a 5-day trailing average closing price). If the Company completes a public offering of its common stock prior to the payment in full of the additional consideration amount of $33,579,000, $8,200,000 of such amount must be paid in cash within ten days of the completion of such offering. The Company may also be required to pay up to an additional $3,000,000 in consideration during the first quarter of 2008, contingent upon the achievement of certain revenue milestones during the year ended December 31, 2007. This contingent consideration would increase the aggregate purchase price and goodwill.
     The unaudited pro forma condensed combined balance sheet as of December 31, 2006 is presented as if the Acquisition had occurred on December 31, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is presented as if the Acquisition had taken place on January 1, 2006. Certain pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A that the Company believes are reasonable under the circumstances.
     The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on management’s preliminary valuation. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to the fair value of identifiable intangible assets, certain accrued expenses, deferred tax assets and liabilities, deferred revenue and goodwill. However, it is not anticipated that any final adjustments will have a material impact on the Company’s pro forma operating results.
     Touch Clarity’s historical consolidated financial statements are presented in British pounds and were translated from British pounds to U.S. dollars, as described in Notes 1 and 2 to these unaudited pro forma condensed combined financial statements.
     The pro forma condensed combined financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.
     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. Such information does not purport to be indicative of the results of operations and financial position that actually would have resulted had the Acquisition occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes in Omniture’s annual report on Form 10-K for the year ended December 31, 2006, as amended, and the consolidated financial statements of Touch Clarity for the year ended December 31, 2006 included in this Form 8-K/A.

OMNITURE, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2006
(in thousands)

			Pro Forma
		Touch	Adjustments		Pro Forma
	Omniture	Clarity	(Note 3)		Combined
Assets:
Current assets:
Cash and cash equivalents	$68,287	$515	$(16,000)	A	$52,802
Accounts receivable, net	24,126	3,525	–		27,651
Prepaid expenses and other current assets	1,571	224	–		1,795

Total current assets	93,984	4,264	(16,000)		82,248
Property and equipment, net	31,128	1,467	–		32,595
Intangible assets, net	9,796	–	21,466	B	31,262
Goodwill	–	–	36,569	C	36,569
Other assets	302	176	–		478

Total assets	$135,210	$5,907	$42,035		$183,152

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$2,586	$743	$–		$3,329
Accrued liabilities	11,435	1,132	2,103	D	14,670
Current portion of deferred revenues	21,885	3,026	(1,293)	E	23,618
Deferred consideration related to business acquisition	–	–	33,579	F	33,579
Current portion of notes payable	5,997	78	–		6,075
Current portion of capital lease obligations	53	421	–		474

Total current liabilities	41,956	5,400	34,389		81,745
Deferred revenues, less current portion	2,170	1,073	(459)	E	2,784
Notes payable, less current portion	4,117	62	–		4,179
Convertible notes	–	1,171	(1,171)	G	–
Capital lease obligations, less current portion	24	180	–		204
Other liabilities	518	–	–		518
Commitments and contingencies
Convertible preferred stock	–	11,363	(11,363)	H	–
Total stockholders’ equity (deficit)	86,425	(13,342)	20,639	I	93,722

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$135,210	$5,907	$42,035		$183,152

See accompanying notes to the unaudited pro forma condensed combined financial statements

OMNITURE, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2006
(in thousands, except per share amounts)

			Pro Forma
		Touch	Adjustments		Pro Forma
	Omniture	Clarity	(Note 3)		Combined
Revenues:
Subscription	$74,580	$3,860	$(195)	J	$78,245
Professional services and other	5,169	63	–		5,232

Total revenues	79,749	3,923	(195)		83,477

Cost of revenues:
Subscription	28,827	1,685	2,661	K	33,173
Professional services and other	2,999	63	28	K	3,090

Total cost of revenues	31,826	1,748	2,689		36,263

Gross profit	47,923	2,175	(2,884)		47,214

Operating expenses:
Sales and marketing	35,227	2,765	522	K	38,514
Research and development	8,732	2,191	70	K	10,993
General and administrative	12,107	2,972	113	K	15,192

Total operating expenses	56,066	7,928	705		64,699

Loss from operations	(8,143)	(5,753)	(3,589)		(17,485)
Interest income	2,117	20	(726)	L	1,411
Interest expense	(1,285)	(810)	–		(2,095)
Other expense	(219)	(99)	–		(318)

Loss before provision for income taxes	(7,530)	(6,642)	(4,315)		(18,487)
Provision for income taxes	195	31	–		226

Net loss	$(7,725)	$(6,673)	$(4,315)		$(18,713)

Net loss per share, basic and diluted	$(0.25)				$(0.62)
Weighted-average number of shares, basic and diluted	30,332				30,332
See accompanying notes to the unaudited pro forma condensed combined financial statements

Omniture, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Pro Forma Presentation
     The unaudited pro forma condensed combined balance sheet as of December 31, 2006 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 are based on:
•	the historical consolidated financial statements of Omniture;

•	the historical consolidated financial statements of Touch Clarity, adjusted for translation from British pounds to U.S. dollars on the basis described below; and

•	pro forma adjustments giving effect to the Company’s acquisition of Touch Clarity and the assumptions and adjustments described in the notes herein.
     There were no transactions between Omniture and Touch Clarity during the periods presented.
     The unaudited pro forma condensed combined balance sheet of Omniture and Touch Clarity as of December 31, 2006 is presented as if the Acquisition occurred on December 31, 2006 and combines the historical condensed consolidated balance sheets for Omniture and Touch Clarity at that date. The Touch Clarity condensed balance sheet has been converted from British pounds to U.S. dollars at the December 31, 2006 exchange rate of 1.9508 U.S. dollars per British pound.
     The unaudited pro forma condensed combined statement of operations of Omniture and Touch Clarity for the year ended December 31, 2006 is presented as if the Acquisition had taken place on January 1, 2006 and combines the historical results of Omniture and Touch Clarity for the year ended December 31, 2006. The Touch Clarity condensed consolidated statement of operations has been converted from British pounds to U.S. dollars at the average daily exchange rate for the year ended December 31, 2006 of 1.8398 U.S. dollars per British pound.
     The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on management’s preliminary valuation. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation that are not yet finalized relate to the fair value of identifiable intangible assets, certain accrued expenses, deferred tax assets and liabilities, deferred revenues and goodwill. However, it is not anticipated that any final adjustments will have a material impact on the Company's pro forma operating results.
     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. Such information does not purport to be indicative of the results of operations and financial position that actually would have resulted had the acquisition occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes in Omniture’s annual report on Form 10-K for the year ended December 31, 2006, as amended, and the consolidated financial statements of Touch Clarity for the year ended December 31, 2006 included in this Form 8-K/A.
2. Touch Clarity Acquisition
     On March 1, 2007 (the “Acquisition Date”), Omniture acquired all of the outstanding voting stock of Touch Clarity, a provider of on-demand automated behavioral targeting solutions based in London, England. The Acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The preliminary aggregate purchase price of $58,979,000 is comprised of the following (in thousands):

Cash consideration paid upon closing	$16,000
Deferred consideration	33,579
Fair value of substituted stock options	7,297
Acquisition-related costs	1,650
NetRatings license payment	453

Total consideration	$58,979

     The $33,579,000 of deferred consideration must be paid no later than November 30, 2007 in the Company’s common stock, cash, or a combination of stock and cash, at the Company’s discretion.

Omniture, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements-(Continued)
     Upon closing of the Acquisition, Omniture cancelled all existing outstanding Touch Clarity stock options assumed in the Acquisition and issued replacement Omniture stock options (the “Replacement Options”) with effectively the same intrinsic value at the Acquisition Date as the cancelled options. The fair value of the Replacement Options included in the purchase price represents the value of that portion of the Replacement Options already earned by the recipients at the Acquisition Date, as measured by the requisite period over which each option vests. The fair value of the Replacement Options was determined using the Black-Scholes-Merton valuation method, based on the following assumptions as of the Acquisition Date:

Expected volatility	60%
Expected term (in years)	4.0-5.7
Risk-free interest rate	4.5%
Expected dividends	–
     The acquisition costs are comprised of external fees for legal, accounting, valuation consulting and other costs directly related to the Acquisition.
     The Company made an additional license payment to NetRatings in April 2007 of approximately $453,000 related to the Acquisition, which required the payment of a license fee to ensure Touch Clarity’s services and technology would be covered under a settlement and patent license agreement entered into by the Company with NetRatings in February 2006. Of this total payment, the Company estimated that $287,000 related to benefits derived by Touch Clarity from use of the NetRatings patents prior to the Acquisition Date. This amount was included in goodwill. The remaining $166,000 paid, representing the estimated portion benefiting future periods, was recorded as an intangible asset.
     The Company may also be required to pay up to an additional $3,000,000 in consideration during the first quarter of 2008, contingent upon the achievement of certain revenue milestones during the year ended December 31, 2007. This contingent consideration would increase the aggregate purchase price and goodwill and will be recorded if and when this contingency is satisfied.
     The following table summarizes the allocation of the preliminary aggregate purchase price for Touch Clarity and the estimated amortization periods for each category of acquired intangible assets (in thousands):

Net tangible assets acquired	$944
Acquired intangibles:
Existing technology (seven-year estimated useful life)	14,300
Customer contracts and related relationships (eight-year estimated useful life)	3,700
Core technology (six-year estimated useful life)	3,300
Patent license (five-year estimated useful life)	166
Goodwill	36,569

Total preliminary purchase price	$58,979

     Except for deferred revenues, the tangible assets and liabilities assumed were valued at their respective carrying amounts at the Acquisition Date, as the Company believes these amounts approximated their current fair value. Deferred revenues were reduced to their estimated fair value, which represented an amount equivalent to the estimated costs of fulfilling the remaining contractual obligations associated with these deferred revenues. This balance was reduced to its estimated fair value in the unaudited pro forma condensed combined balance sheet, and subscription revenues were reduced in the unaudited pro forma condensed combined statement of operations to reflect the impact on revenues of reducing deferred revenues to their fair value.
     The value of the acquired identifiable intangibles was determined by management, based, in part, on the projected future cash flows associated with these identifiable intangible assets. The increased amortization expense related to these acquired intangible assets is reflected in the unaudited pro forma condensed combined statement of operations.
     The valuation of the patent license intangible asset represents the estimated future benefit the Company expects to derive from the licenses granted under the NetRatings settlement and patent license agreement. The increased amortization expense related to this acquired intangible asset is reflected in the unaudited pro forma condensed combined statement of operations.

Omniture, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements-(Continued)
     The estimates and assumptions associated with the valuations of the acquired intangible assets and deferred revenues are subject to change upon finalization of the preliminary valuation.
     The above purchase price allocation does not reflect an adjustment related to deferred taxes, as the calculation of the preliminary deferred tax liability resulting from the initial purchase price allocation was approximately equal, in absolute dollars, to Touch Clarity’s unrecorded deferred tax asset that existed at the Acquisition Date. This unrecorded deferred tax asset was primarily generated by Touch Clarity’s cumulative net operating losses. Touch Clarity’s net deferred tax position is subject to revision as the Company finalizes its estimates associated with the Acquisition.
     The $36,569,000 of goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is not expected to be deductible for income tax purposes.
     The final purchase price and allocation may differ from that reflected above after final valuation reports are received, and a detailed review of all assets and liabilities, including income taxes and potential adjustments to the working capital acquired at closing, have been completed. The final purchase price allocation is expected to be completed by June 30, 2007. The Company does not expect any changes to the purchase price allocation to materially increase or decrease depreciation and amortization expense, but they may have a material effect on the amount of recorded goodwill.
3. Pro Forma Adjustments
     The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of December 31, 2006 or the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006:
A.	To record the initial $16,000,000 cash consideration paid upon closing of the Acquisition.

B.	To record the following preliminary fair value of acquired identifiable intangible assets (dollars in thousands):

	Preliminary	Annual
	Asset Fair	Amortization	Estimated
	Value	Expense	Useful Life
Existing technology	$14,300	$2,043	7 years
Customer contracts and related relationships	3,700	463	8 years
Core technology	3,300	550	6 years
Patent license	166	33	5 years

Total	$21,466	$3,089

C.	To record the preliminary fair value of goodwill of $36,569,000, representing the amount by which the initial aggregate purchase price exceeds the fair value of identifiable net assets acquired.

D.	To record the following liabilities (in thousands):

Accrue acquisition-related costs not yet paid at December 31, 2006	$1,650
Amount payable to NetRatings related to settlement and patent license agreement	453

Total adjustment to accrued liabilities	$2,103

E.	To record the difference between the preliminary fair value and the historical amount of Touch Clarity’s deferred revenues (in thousands):

	Historical	Preliminary
	Amount	Fair Value	Decrease
Current portion of deferred revenues	$3,026	$1,733	$(1,293)
Deferred revenues, less current portion	1,073	614	(459)

Total deferred revenues	$4,099	$2,347	$(1,752)

Omniture, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements-(Continued)
F.	To record the deferred consideration of $33,579,000, which must be paid no later than November 30, 2007 in the Company’s common stock, cash, or a combination of stock and cash, at the Company’s discretion.

G.	Reflects the elimination of a $1,171,000 convertible note payable by Touch Clarity to certain of its investors, which was repaid through the initial $16,000,000 of cash consideration paid upon closing of the Acquisition.

H.	To eliminate Touch Clarity’s historical convertible redeemable preferred stock.

I.	To record the following adjustments to stockholders’ equity (deficit) (in thousands):

Additional paid-in capital:
To increase additional paid-in capital for the value of stock options substituted, for which the requisite service period was complete at the Acquisition Date	$7,297
To eliminate Touch Clarity’s historical additional paid-in-capital	(1,235)

Net adjustment to additional paid-in capital	6,062
To eliminate Touch Clarity’s historical accumulated other comprehensive income	(127)
To eliminate Touch Clarity’s accumulated deficit	14,704

Net adjustment to stockholders’ equity (deficit)	$20,639

J.	To record the reduction in subscription revenues for the year ended December 31, 2006 resulting from the $195,000 difference between the historical amount and the fair value of Touch Clarity’s deferred revenues at January 1, 2006.

K.	To record the impact of: (1) the amortization of identifiable intangible assets acquired in conjunction with the Acquisition (see note B above) and (2) the incremental stock-based compensation expense resulting from the issuance of the Replacement Options and new stock options granted to Touch Clarity employees during the year ended December 31, 2006. The following summarizes the impact of these items on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 (in thousands):

	Amortization of	Incremental
	Identifiable	Stock-based
	Intangible	Compensation
	Assets	Expense	Total Expense
Cost of subscription revenue	$2,626	$35	$2,661
Cost of professional services and other revenue	–	28	28
Sales and marketing	463	59	522
Research and development	–	70	70
General and administrative	–	113	113

Total expense	$3,089	$305	$3,394

During the year ended December 31, 2006, Touch Clarity granted stock options to certain of its employees. The unaudited pro forma condensed combined statement of operations has been prepared as if all these stock options were granted on January 1, 2006, with an exercise price equal to the estimated fair value of the Company’s common stock on that date.

L.	To record the reduction in interest income due to the lower cash and cash equivalent balance resulting from the $16,000,000 payment of the initial consideration due upon closing of the Acquisition, based on the Company’s average actual yield earned during the year ended December 31, 2006.